Exhibit 4.5

ALITHYA group INC.

SHARE PURCHASE PLAN

ARTICLE 1
PURPOSE and scope

1.1	Purpose and Scope of the Plan

The purpose of this Share Purchase Plan is to encourage and assist Eligible Employees of the Company and Designated Affiliates to acquire a proprietary interest in the Company by providing Eligible Employees with a convenient and regular method of acquiring Shares without payment of brokerage commissions or service charges. The Plan enables Participants to make regular personal investments in Shares by way of payroll deductions. The Plan also provides for matching employer contributions that are also invested in Shares.

ARTICLE 2
INTERPRETATION

2.1	Definitions

For purposes of the Plan:

(a)	“Administrative Agent” means TSX Trust Company or such other agent or other legally permitted company as may be appointed by the Company from time to time to administer the Plan and act as Administrative Agent under the Plan;

(b)	“Blackout Period” means a routine or special trading blackout period imposed by the Company to restrict trades in the Company’s securities;

(c)	“Board” means the board of directors of the Company;

(d)	“CEO” means the Chief Executive Officer of the Company;

(e)	“Committee” means the Human Capital and Compensation Committee of the Board or such other committee of the Board as may be appointed by the Board to administer the Plan in accordance with applicable law, provided, however, that if no Human Capital and Compensation Committee is in existence at any particular time and the Board has not appointed another committee of the Board to administer the Plan, all references in the Plan to “Committee” shall at such time be in reference to the Board;

(f)	“Company” means Alithya Group Inc. and its successors and assigns;

(g)	“Contributions” means as of any date the aggregate amount of Participant Contributions and Employer Contributions with respect to any Participant;

(h)	“Designated Affiliate” means a Related Entity of the Company as designated by the Board for purposes of the Plan from time to time;

(i)	“DRS” means the Administrative Agent’s Direct Registration System in which Shares are recorded electronically;

(j)	“Eligible Employee” means an employee entitled to participate in the Plan in accordance with Section 3.2;

(k)	“Employer” is defined in ARTICLE 7;

(l)	“Employer Contribution” means the amount contributed by a Participant’s Employer on behalf of the Participant in accordance with ARTICLE 7;

(m)	“Enrolment Instructions” means instructions with respect to enrolment in the Plan provided in the manner made available by the Company or the Administrative Agent;

(n)	“Limits of Matching Contributions” means the limits set forth in the summary document prepared by the Company and made available to Eligible Employees, as amended from time to time, which limits shall be approved by the Human Capital and Compensation Committee (in the case of the CEO and the CEO’s direct reports) or the CEO (in the case of all other Eligible Employees);

(o)	“Participant” means an Eligible Employee who has elected to participate in the Plan in accordance with Section 3.3;

(p)	“Participant Contribution” is defined in Section 4.5;

(q)	“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, fund, organization or other group of organized persons, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(r)	“Plan” means this Share Purchase Plan as amended, restated, supplemented or otherwise modified from time to time;

(s)	“Rate of Contribution” means up to 10% of the Participant’s Salary, as elected by the Participant on the Participant’s filing of Enrolment Instructions;

(t)	“Related Entity” means a Person that is Controlled by or Controls the Company or that is Controlled by the same Person that Controls the Company;

(u)	“RRSP” means a Registered Retirement Savings Plan established for the benefit of the Participant with the Administrative Agent or its designee under the Plan;

(v)	“Salary” means the regular gross annual salary (pre-tax or other withholdings) paid to an Eligible Employee by the Company or a Designated Affiliate, exclusive of any overtime pay or shift premiums, commissions, vacation pay, bonuses, reimbursements, disability payments, equity compensation income or similar income, special compensation, allowances or contributions of any kind whatsoever;

(w)	“Share” means a class A subordinate voting share of the Company;

(x)	“Termination Notice” is defined in Section 8.2; and

(y)	“TFSA” means a Tax Free Savings Account established with the Administrative Agent or its designee under the Plan.

2.2	Certain Rules of Interpretation

(a)	Whenever the Board or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee or the sub-delegate of the Committee, as the case may be.

(b)	As used herein, the terms “Article” and “Section” mean and refer to the specified Article or Section of this Plan.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(e)	A Person (first Person) is considered to “Control” another Person (second Person) if the first Person, directly or indirectly, has the power to direct the management and policies of the second Person by virtue of:

(i)	ownership of or direction over voting securities in the second Person,

(ii)	a written agreement or indenture,

(iii)	being the general partner or Controlling the general partner of the second Person, or

(iv)	being a trustee of the second Person.

ARTICLE 3
ADMINISTRATION OF THE PLAN

3.1	Administration of the Plan

(a)	Subject to Section 3.1(b) & (c), this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(i)	interpret the Plan and prescribe, modify and rescind rules and regulations relating to the Plan;

(ii)	exercise rights reserved to the Company under the Plan;

(iii)	prescribe forms for notices to be prescribed by the Company under the Plan; and

(iv)	make all other determinations and take all other actions as it considers necessary or advisable for the implementation and administration of the Plan.

The Board’s determinations and actions under this Plan are final, conclusive and binding on the Company, the Administrative Agent, the Participants and all other Persons.

(b)	To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers of the Board under the Plan, including the power to sub-delegate, to the extent permitted by applicable law, to any specified officer of the Company all or any of the powers delegated to the Committee. In such event, the Committee or specified officer will exercise the powers delegated to it by the Board and, if applicable, the Committee in the manner and on the terms authorized by the Board and, if applicable, the Committee. Any decision made or action taken by the Committee or the specified officer arising out of or in connection with the administration or interpretation of this Plan in this context is final, binding and conclusive on the Company, the Administrative Agent, the Participants and all other Persons.

(c)	The Company has appointed the Administrative Agent to purchase and hold Shares on behalf of Participants and maintain records respecting Shares held by the Administrative Agent or its designee for a Participant’s RRSP or TFSA.

(d)	The Company may change the Administrative Agent and has sole discretion on the selection of the Administrative Agent.

3.2	Eligibility

All permanent employees of the Company or any Designated Affiliate are eligible to participate in the Plan (each, an “Eligible Employee”). The Company reserves the right to restrict eligibility or otherwise limit the number of employees eligible for participation in the Plan at any time.

3.3	Election to Join the Plan

(a)	An Eligible Employee may elect to participate in the Plan by delivering Enrolment Instructions in the manner prescribed by the Company (in its sole discretion) specifying the Rate of Contribution of the Participant’s Salary to be deducted by payroll deduction and applied towards the purchase of Shares under this Plan. Upon receipt of an Eligible Employee’s Enrolment Instructions by the Company or the Administrative Agent, as applicable, the Eligible Employee shall be a Participant under the Plan and shall be bound by all the terms and conditions of the Plan.

(b)	By delivering Enrolment Instructions, the Participant (i) authorizes the payroll deduction, (ii) directs the Company or the Designated Affiliate that employs the Participant, as applicable, to pay the Employer Contribution to the Administrative Agent to hold in the Participant’s account, (iii) directs that all of the Participant Contributions to be held for the Participant, except to the extent the Participant has specified in the Enrolment Instructions that a portion is to be held for the account of the Participant’s RRSP or TFSA, (iv) directs the Administrative Agent to establish and operate an account under the Plan in the name of the Participant and (v) directs the Administrative Agent to reinvest all dividends (net of applicable tax withholdings, if any) allocated to the Participant’s account and payable to the Participant (net of applicable tax withholdings, if any) in additional Shares in accordance with Section 5.2. By delivering Enrolment Instructions, the Participant also agrees to be bound by all the terms and conditions of the Plan.

(c)	Eligible Employees who are not already Participants may enrol, and Participants who wish to change or suspend their Rate of Contribution may effect such change or suspension, and the Rate of Contribution in effect as of the last day of the payroll period during which the Enrolment Instructions were received by the Company or the Administrative Agent shall be applied with respect to contributions deducted for that payroll period; provided that if Enrolment Instructions are submitted during a Blackout Period applicable to the Eligible Employee, such Enrolment Instructions will not be effective until the last day of the payroll period that ends after the end of the Blackout Period, with the Rate of Contribution in effect as of such day being applied with respect to contributions deducted for that payroll period.

(d)	An individual may deliver Enrolment Instructions prior to the date the individual qualifies as an Eligible Employee, but the individual’s enrolment shall not become effective, and the individual shall not be a Participant, until after the individual qualifies as an Eligible Employee.

3.4	Participant Account

The Administrative Agent shall establish and maintain a separate account in the name of each Participant and shall record in each such account the amount of all Participant Contributions made by the Participant, all Employer Contributions made by the Participant’s employer, the number of Shares standing to the credit of the Participant and any cash balance standing to the credit of the Participant. Although the Administrative Agent holds Shares on behalf of Participants, Participant RRSPs and Participant TFSAs, the Participant or the Participant’s RRSP or TFSA, as applicable, is the actual and beneficial owner of the Shares.

3.5	Participant RRSPs and Participant TFSAs

A Participant may establish an RRSP or a TFSA for purposes of participation in the Plan by filing with the Administrative Agent or its designee a completed application for an RRSP or a TFSA in the form provided by the Administrative Agent or any other method approved by the Company. No direction respecting Participant Contributions to be held for a Participant’s RRSP or TFSA, and no direction to transfer Shares to a Participant’s RRSP or TFSA shall be effective unless and until the Participant has received notice that an RRSP or TFSA, as applicable, has been established with the Administrative Agent or its designee for such Participant. If a direction respecting Participant Contributions to be held for a Participant’s RRSP or TFSA is ineffective, the Participant Contributions shall instead be held for the Participant.

It is the responsibility of the Participant to ensure that any Participant Contribution or transfer of Shares to the Participant’s RRSP or TFSA does not exceed the Participant’s allowable personal contribution limits for such accounts pursuant to the Income Tax Act (Canada) or other applicable laws.

A Participant may designate a person or persons to receive the benefits payable under the Participant’s RRSP or TFSA by notice in such form and executed in such manner as required by the Administrative Agent or its designee. If, at the death of a Participant, the person designated as the beneficiary for an RRSP or TFSA shall not be living, such amount as may be payable on or after the Participant’s death shall be paid to the estate of the Participant. The Administrative Agent or its designee may require a beneficiary for an RRSP or TFSA to execute and deliver such additional documents as the Administrative Agent or its designee may require in its sole discretion in order to be assured that the assets under the RRSP or TFSA are properly distributed in accordance with the terms hereof.

ARTICLE 4
CONTRIBUTIONS TO THE PLAN

4.1	Participant Contributions

An amount equal to the Rate of Contribution specified on a Participant’s Enrolment Instructions shall be deducted from the Participant’s Salary on each payroll date.

The Rate of Contribution contained in the Enrolment Instructions filed by the Participant at the time of the Participant’s election to join the Plan shall remain in effect until changed by the Participant pursuant to Section 4.4 and Section 3.3, or until the Participant’s participation in the Plan is terminated.

4.2	Leave of Absence

Participant Contributions will be automatically suspended during any period in which a Participant is in receipt of short-term disability or long-term disability benefits under a plan sponsored by the Company or the Employer or is on a leave of absence.

4.3	Right to Suspend or Limit Participation

Notwithstanding Section 4.1, the Committee may suspend a Participant’s participation in the Plan or limit or reduce a Participant’s authorized contribution level to a percentage which is less than the Participant’s specified Rate of Contribution from time to time. Upon the adoption of any such limitation or reduction by the Committee, the Company shall give prompt notice to each affected Participant.

4.4	Changes to and Suspension of a Participant’s Rate of Contribution by a Participant

Without withdrawing from the Plan, a Participant may deliver new Enrolment Instructions in the manner prescribed by the Company (in its sole discretion) requesting a:

(a)	reduction or increase in the Participant’s Rate of Contribution within the limits of the Plan; or

(b)	suspension of contributions to the purchase of Shares under the Plan.

Any such new Enrolment Instructions will become effective as of the payroll period determined in accordance with Section 3.3. During any period of suspension, a Participant shall remain a Participant under the Plan and shall remain subject to its terms.

No Participant may suspend contributions to the Plan more than once within any twelve (12) month period commencing on the date the Participant sent his or her suspension instruction, it being understood that such restriction shall not prohibit a Participant from resuming his or her contributions within that same twelve (12) month period. No Participant may increase or reduce his or her Rate of Contribution more than once within any six (6) month period commencing on the date the Participant sends his or her increase or reduction instructions. For greater clarity, the reduction of a Rate of Contribution to 0% shall be construed as a suspension.

4.5	Remittance of Participant Contributions

Following the end of each calendar month, the amount deducted from each Participant (the “Participant Contribution”) shall be forwarded by the Company to the Administrative Agent, together with a list showing for each Participant the amount of the Participant Contribution. All Participant Contributions shall be invested by the Administrative Agent in Shares in accordance with Section 5.1.

4.6	Foreign Exchange

Any Participant Contributions or Employer Contributions made in a currency other than the currency in which the Administrative Agent will be purchasing Shares (which currency shall be determined in the sole discretion of the Company) will be converted by the Company, or in such manner as the Company may determine in its sole discretion, at the applicable prevailing rate at the time of conversion.

4.7	RRSP and TFSA Transfers

A Participant may request to transfer a specified value of Shares into their RRSP or TFSA by filing with the Administrative Agent a completed application for an RRSP or TFSA, as applicable, in the form provided by the Administrative Agent or any other method approved by the Company and therein authorizing the Administrative Agent or its designee to transfer Shares equivalent to the Participant’s specified value into such RRSP or TFSA. A Participant is allowed an unlimited number of transfers of Shares to their RRSP or TFSA.

ARTICLE 5
investment of contributions

5.1	Investment of Contributions

(a)	All accumulated Contributions with respect to a Participant as of the last day of each calendar month shall be invested by the Administrative Agent to purchase Shares as promptly as practical following receipt thereof. Following receipt of Contributions in respect of a particular calendar month, the Administrative Agent shall determine the aggregate amount of cash available for the purchase of Shares or for reinvestment net of applicable taxes, if any, and the Administrative Agent shall use such amount to purchase, as soon as practical, as agent for the Participants for whom the Administrative Agent holds Shares and not as principal, the largest number of Shares which may be purchased with such aggregate sum. Such Shares shall be purchased on the market in the name of the Administrative Agent or its nominee through a member firm of a stock exchange on which the Shares are listed at prevailing market prices. The Administrative Agent will allocate purchased Shares (including fractional Shares) to the accounts of the Participants, including any Participant RRSPs or TFSAs, promptly after all the Shares have been purchased. Any cash remaining in the Participant’s account following such Share purchase will be applied to the purchase of Shares on the Participant’s behalf at the next purchase date.

(b)	Notwithstanding the provisions of Section 5.1(a), the Administrative Agent may advise its broker to, in its discretion, acting reasonably, limit the daily volume of purchases of Shares or cause such purchases to be made over several trading days to the extent that such action is deemed by it to be necessary to avoid disrupting the market price for the Shares or otherwise be in the best interests of the Company.

(c)	If the Administrative Agent is unable to purchase a sufficient number of Shares as of any date, the Administrative Agent shall purchase Shares as they become available and shall allocate the Shares so purchased to Participant accounts in order of the payroll period of which the Contributions were received by the Administrative Agent.

(d)	The Administrative Agent will allocate purchased Shares and any uninvested cash balance (until such cash balance becomes sufficient to purchase additional Shares) to Participants’ accounts to reflect Contributions invested on behalf of the Participants. No interest will be paid on any uninvested cash balance in a Participant’s account.

(e)	All Shares purchased for and allocated to a Participant’s account are immediately vested in the Participant.

5.2	Net Dividends and Warrants, Options and Other Rights Respecting Shares

Cash dividends net of applicable tax and other withholdings received by the Administrative Agent on Shares held on behalf of a Participant shall be invested by the Administrative Agent in Shares in accordance with Section 5.1 and credited to Participant accounts, including any Participant RRSPs or TFSAs. Share dividends received by the Administrative Agent on behalf of Participants will be credited to the Participants’ accounts, including any Participant RRSPs or TFSAs. The Company has no obligation to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

All warrants, options or rights received by the Administrative Agent on Shares held on behalf of Participants shall be sold by the Administrative Agent on behalf of the Participants. The proceeds from the sale of any options, rights or warrants shall be used to purchase additional Shares which shall be invested by the Administrative Agent in Shares in accordance with Section 5.1 and credited to Participants’ accounts, including any Participant RRSPs or TFSAs.

5.3	Brokerage Costs for Acquisitions

Subject to Sections 6.1(a) & (b) and 6.2, the Company shall pay all expenses incurred in connection with the administration of this Plan. The Company shall be responsible for the brokerage costs incurred by the Administrative Agent in acquiring Shares in accordance with Section 5.1.

5.4	Share Certificates and DRS Statements

Shares representing the aggregate holdings beneficially owned by all Participants participating in the Plan shall be registered in the name of the Administrative Agent or its nominee and shall be held by the Administrative Agent or its nominee on behalf of, and as agent for, each Participant, Participant RRSP and TFSA, as applicable, until withdrawn or sold in accordance with the terms of this Plan. On withdrawal of Shares, the Administrative Agent will provide DRS statements representing the Shares. Share certificates will not be issued to Participants except on demand. Participants shall be responsible for any costs of withdrawal including the cost of preparing a share certificate, where applicable.

5.5	Voting of Shares

The Administrative Agent shall deliver to Participants for whom it holds Shares all notices of meetings and proxy materials distributed by the Company to its shareholders together with a voting instruction form. The whole number of Shares in each Participant’s account will be voted in accordance with instructions given to the Administrative Agent by the Participant. Instructions by a Participant to the Administrative Agent shall be in such form and delivered pursuant to such regulations as the Administrative Agent may prescribe, and any such instructions to the Administrative Agent shall remain in the strict confidence of the Administrative Agent. If the Administrative Agent does not receive timely and proper instructions from a Participant regarding the voting of Shares in the Participant’s account, such Shares shall not be voted.

5.6	Deposit of Shares

The Administrative Agent shall not tender or deposit Shares held on behalf of a Participant to any issuer bid, take-over bid or other transaction (other than pursuant to a compulsory exchange or acquisition) except in accordance with the instructions given to the Administrative Agent in writing by the Participant.

ARTICLE 6
Withdrawal of shares

6.1	Withdrawal or Sale of Shares

(a)	At any time, a Participant may, in the manner prescribed by the Administrative Agent, direct the Administrative Agent to sell as agent for and on behalf of the Participant all Shares (including fractional Shares) or any number of whole Shares in the Participant’s account or, subject to the terms and conditions of the Participant’s RRSP or TFSA, as applicable. The Administrative Agent shall forthwith sell the number of Shares specified by the Participant and the proceeds of disposition for such Shares (net of applicable taxes and other withholdings and transaction and brokerage costs) will be distributed to the Participant within fifteen business days after the applicable settlement date.

(b)	At any time, a Participant may, in the manner prescribed by the Administrative Agent, make a request to withdraw all Shares or any number of whole Shares which are eligible for withdrawal in the Participant’s account. Following such request, the Administrative Agent shall effect an electronic transfer to a brokerage account in the name of the Participant, covering the number of withdrawn Shares specified by the Participant rounded down to the nearest whole number and, unless the Participant is terminated, fractional Shares shall remain in the Participant’s account.

(c)	A direction to sell or request to withdraw Shares will only apply to Shares already credited to the Participant’s account at the time the request is made. For clarity, Participants may not provide standing instructions requesting that purchased Shares be sold or certificated or electronically transferred to a brokerage account, but must submit a new direction or request after Shares have been credited to the Participant’s account.

(d)	Notwithstanding the foregoing, a Participant may not sell or withdraw Shares pursuant to Sections 6.1(a) or 6.1(b) until (i) in the case of Employer Contributions, the date that is six months following the date the Shares relating to the Employer Contribution were recorded to the account of the Participant; and (ii) in the case of Shares related to dividends from Shares purchased with Employer Contributions that have been credited to a Participant’s account in accordance with Section 5.2, the date that is six months following the date the underlying Shares to which the dividends relate were recorded to the Participant’s account. Any Participant who does not comply with this Section 6.1(d) will not be entitled to any Employer Contributions pursuant to ARTICLE 7 for the three months following any such non-compliance. Notwithstanding the forgoing, these restrictions on withdrawal and sales shall not apply to any individual whose participation in the Plan is terminated.

6.2	Brokerage Costs

The Participant shall be responsible for the administration and brokerage costs incurred by the Administrative Agent in selling Shares on behalf of the Participant, as well as any costs associated with issuing share certificates or DRS statements or facilitating electronic broker transfers in accordance with Section 6.1(a) and (b) and any other costs, fees, expenses or taxes associated with the sale of any Shares on behalf of the Participant. The Participant authorizes the Administrative Agent to deduct from any amount distributed to the Participant pursuant to a sale of Shares the total of any and all brokerage or other costs associated with such sale.

ARTICLE 7
MATCHING contributionS

The Company or the Designated Affiliate employing a Participant (in either case, the “Employer”) shall, at the end of each calendar month, contribute on behalf of the Participant (including an individual whose participation in the Plan is terminated, but for whom the Company holds outstanding payroll deductions at the end of a calendar month) an amount equal to the Participant’s Participant Contribution for that calendar month (subject to the Limits of Matching Contributions, including the maximum Rate of Contribution). All Employer Contributions shall be forwarded to the Administrative Agent, together with a listing of Employer Contributions remitted for each Participant. Any Employer Contributions shall be regarded as additional compensation paid to the Participant and any taxes payable to any jurisdiction with respect thereto shall, where required, be withheld from the salary or other compensation payable to the Participant. Employer Contributions may be made to the Participant’s RRSP, but shall not be made to the Participant’s TFSA. In any event, Shares held for the Participant in the Participant’s account, including Shares acquired with Employer Contributions, may be subsequently transferred to the Participant’s RRSP or TFSA, as applicable, pursuant to Section 4.7.

For purposes of this Plan, a Participant ceases to be employed on the date specified by the Employer acting reasonably, regardless of any period of reasonable notice or pay in lieu of notice that the Employer may be required by law to provide to the Participant.

ARTICLE 8
termination of participation

8.1	Automatic Termination

A Participant’s participation in the Plan shall be terminated immediately upon:

(a)	the Participant’s death;

(b)	the Participant’s cessation of active employment with the Employer for any reason (including retirement or permanent disability), unless upon such cessation the Participant is employed with the Company or another Designated Affiliate and otherwise still satisfies the requirements to qualify as an Eligible Employee;

(c)	any judgment, attachment, garnishment or other court order affecting the Participant’s compensation or the Participant’s account under the Plan is filed or levied upon the Company, a Related Entity, the Employer or the Administrative Agent or the Participant is legally adjudged incompetent or becomes bankrupt; or

(d)	the Employer ceasing to be a Designated Affiliate of the Company.

8.2	Voluntary Termination by Participant and Election to Re-join the Plan

(a)	A Participant may terminate his or her participation in the Plan at any time by giving notice in the manner prescribed by the Company (in its sole discretion) (the “Termination Notice”). The Participant’s Participant Contributions will cease effective as of the payroll period during which the Termination Notice is received by the Company or the Administrative Agent; provided that if the Termination Notice is submitted during a Blackout Period applicable to the Eligible Employee, it will not be effective until the last day of the payroll period that ends after the end of the Blackout Period.

(b)	Where a Participant has elected to voluntarily terminate his or her participation in the Plan in accordance with Section 8.2(a), he or she may elect to re-join the Plan by delivering Enrolment Instructions in the manner prescribed by the Company (in its sole discretion) and in accordance with Section 3.3 herein so long as he or she is an Eligible Employee at the time of such delivery. No Participant may rejoin the Plan until at least twelve (12) months have elapsed since the date the Termination Notice was given.

8.3	Withdrawal on Termination

(a)	Within ninety (90) days following the termination of a Participant’s participation in the Plan under Sections 8.1 or 8.2 herein, the Participant shall take one of the following actions:

(i)	direct the Administrative Agent in the form requested by it to sell all of their Shares, including fractional Shares, in which case the Administrative Agent shall proceed with the sale and remit the sales proceeds to the Participant in accordance with Section 6.1(a);

(ii)	direct the Administrative Agent in the form requested by it to withdraw all of their Shares and transfer them to a personal brokerage account, in which case the Administrative Agent shall forthwith effect an electronic transfer to the brokerage account designated by the Participant, covering the number of whole Shares maintained in the Participant’s account, rounded down to the nearest whole number, in accordance with Section 6.1(b), and sell and remit to the Participant the sale proceeds of any fractional Share remaining in the Participant’s account;

(iii)	direct the Administrative Agent in the form requested by it that all their Shares be registered in DRS form in the records of the Company’s transfer agent, in which case the Administrative Agent shall forthwith withdraw the number of Shares specified by the Participant rounded down to the nearest whole number and remit them to the Company’s transfer agent who will record them electronically and issue a DRS statement to be remitted to the Participant, and sell and remit to the Participant the sale proceeds of any fractional Share remaining in the Participant’s account; or

(iv)	direct the Administrative Agent in the form requested by it to proceed with a combination of (i) to (iii).

(b)	Unless the Company has other arrangements in place for Participants following the expiry of the ninety (90) days period following their termination date, which arrangements shall be described in its documentation accompanying the Plan and be available to Participants, Participants who fail to give instructions outlined in Section 8.3(a) above in respect of all of their Shares within the prescribed period will be automatically considered as having elected to receive a DRS representing the Shares remaining in their account upon such date rounded down to the nearest whole number, and any fractional Share remaining in the Participant’s account shall be sold by the Administrative Agent and sales proceeds remitted to the Participant.

(c)	Notwithstanding the foregoing, if a Participant holds any Shares in an RRSP or TFSA, the Participant shall provide instructions in the manner prescribed by the Administrative Agent or its designee or the Company for the transfer of such Shares to another RRSP or TFSA within eighty (80) days following the termination of a Participant’s participation in the Plan under Sections 8.1 or 8.2 herein; provided that if such instructions are not received by the Administrative Agent within such eighty (80) day period, any Shares held by the Participant will be deregistered, a portion of the Shares will be sold to cover taxes and any other costs, fees and expenses associated with the sale of Shares, and the remaining whole number of Shares will be registered in DRS form in the records of the Company’s transfer agent.

ARTICLE 9
general

9.1	Amendment, Suspension or Termination of the Plan

The Plan may be amended by the Board at any time in accordance with applicable securities laws or exchange rules, and without shareholder approval unless required by such laws or rules.

The Board may also suspend the Plan in whole or in part from time to time or terminate the Plan at any time. However, any amendment, suspension or termination shall not adversely affect the entitlement of the Participants to the full balance of their accounts, without their written consent. Written notice of any suspension or termination of the Plan will be sent to each Participant. If the Company terminates the Plan, the provisions of Section 8.3 herein will apply.

The Company may at any time terminate payroll deductions for all Participants. Notwithstanding such termination, Employer Contributions relating to Participant Contributions made prior to such termination and reinvestment of dividends and other amounts attributable to Shares in the Participants’ accounts shall continue until the Participants’ Shares have been withdrawn or sold.

This Plan shall automatically terminate following the day upon which all Shares purchased under the Plan have been withdrawn by Participants or sold for and on behalf of Participants and the net proceeds distributed to the Participants.

9.2	Compliance with Laws

Participants shall cooperate with the Company in complying with any applicable legislation or the rules and regulations of any applicable stock exchange.

9.3	Participation is Voluntary; No Additional Rights

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon a Participant any rights or privileges other than those rights and privileges expressly provided in the Plan and do not constitute an express or implied term or in any manner form part of the Participant’s employment contract with the Company or a Designated Affiliate. In particular, participation in the Plan does not constitute a condition of employment or service nor a commitment on the part of the Company, a Designated Affiliate or a Related Entity to ensure the continued employment or service of the Participant. Nothing in this Plan shall be construed to provide the Participant with any rights whatsoever to participate or to continue participation in this Plan, or to compensation or damages in lieu of participation, whether upon termination of the Participant’s employment or otherwise. The Company does not assume responsibility for the personal income tax or other tax consequences for the Participants and each Participant is advised to consult his or her personal tax advisors.

No Participant has any rights as a shareholder of the Company in respect of any Shares to be purchased under the Plan until the Shares have been purchased and credited to the account of such Participant.

9.4	No Assignment

The Plan shall enure to the benefit of and be binding upon the Company, its successors and assigns. The interest of any Participant under the Plan shall not be transferable, assignable or alienable by him or her either by pledge, assignment or in any manner whatsoever.

9.5	Taxes

The Participant shall be responsible for paying all income and other taxes applicable to Employer Contributions, and to dividends received on, and to transactions involving Shares held by the Administrative Agent on his or her behalf.

9.6	Market Fluctuations

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

9.7	Participant Information

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer the Plan. The Company shall require that the Administrative Agent not use the personal information it receives in connection with this Plan except for purposes of the administration of this Plan and the performance of its obligations as Administrative Agent and to maintain procedures and security safeguards over such personal information with the same level of protection it affords to others for whom it performs employee compensation plan administrative services. Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to the Administrative Agent and other third parties, and may be disclosed to such Persons (including Persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf.

9.8	Indemnification

Every director of the Company will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the director, otherwise than by the Company, for or in respect of any act done or omitted by the director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

9.9	Withholdings

If at any time the Company or the Employer determines, in its discretion, acting reasonably, that the satisfaction of withholding tax or other withholding liabilities is necessary in connection with any purchase, sale or withdrawal of Shares or any Employer Contribution, the Company or the Employer, as applicable, may:

(a)	withhold the minimum amount required to be remitted from any remuneration or other amount payable by it or a Designated Affiliate to the Participant;

(b)	require that a Participant pay such amount to the Company or the Employer;

(c)	require the sale of a number of Shares in the Participant’s account and the remittance to the Company or the Employer of the net proceeds from such sale sufficient to satisfy such amount; or

(d)	enter into other suitable arrangements for the receipt of such amount.

9.10	Power to Manage the Company

The existence of this Plan does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any change in the Company’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Company, to create or issue any debt instruments, Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether or not any action referred to in this subsection would have an adverse effect on this Plan or on any Share purchased hereunder.

9.11	Right to Terminate Employment

Neither this Plan nor any action taken hereunder shall interfere with the right of the employer of any Participant to terminate such Participant’s employment at any time. Further, neither this Plan nor any action taken hereunder shall be construed as a guarantee of future employment.

9.12	Electronic Documents

The Company and the Administrative Agent may from time to time establish procedures for (i) the electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, the Enrolment Instructions and all other forms of communications) in connection with participation in the Plan, (ii) the receipt of electronic or telephonic instructions from Participants and/or (iii) an electronic signature system for delivery and acceptance of any such documents. Compliance with such procedures shall satisfy any requirement to provide documents in writing and/or for a document to be signed or executed.

9.13	Effective Date of the Plan

This Plan became effective on November 1st, 2018 and was amended on February 13, 2019, June 17, 2019, November 9, 2022, May 28, 2024 and November 13, 2025.

9.14	Governing Law

This Plan and any Shares purchased hereunder shall be governed and construed in accordance with the laws of the Province of Québec. The Company and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Québec in respect of any action or proceeding relating in any way to the Plan.

APPENDIX A

TO THE

ALITHYA GROUP INC.

SHARE PURCHASE PLAN

For California Residents Only

This Appendix to the Share Purchase Plan (the “Plan”) of Alithya Group Inc. (the “Corporation”) shall have application only to Participants who are residents of the State of California. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided in this Appendix. Notwithstanding any provision contained in the Plan to the contrary and to the extent required by applicable law, the following terms and conditions shall apply to all Shares purchased on behalf of residents of the State of California, until such time as the Shares of the Corporation may become listed on a U.S. national securities exchange:

1.	Shares shall be non-transferable other than by will, by the laws of descent and distribution, to a revocable trust, or pursuant to registration under the Securities Act of 1933, as amended, and all applicable state securities laws or compliance with an exemption therefrom.

2.	The number of Shares purchasable pursuant to the Plan and the purchase price thereof shall be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the Shares without the receipt of consideration by the Corporation, of or on the Shares.

3.	For so long as the Corporation is a foreign private issuer, as defined by Rule 3b-4 of the Securities Exchange Act of 1934, as amended, and the number of California participants in the Plan to which options or Shares are issued does not exceed thirty-five (35), the Corporation will not be required to obtain shareholder approval. Should the Corporation no longer qualify as a foreign private issuer or the number of California participants in the Plan to which options or Shares are issued exceeds thirty-five (35), shareholder approval will be obtained should it be required under California law.

4.	The Corporation shall provide annual financial statements of the Corporation to each California participant in the Plan. Such financial statements need not be audited and need not be issued to key employees whose duties at the Corporation assure them access to equivalent information.